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                                                                    EXHIBIT 99.1

[WILLIAMS LOGO]


02/04/2002


     WILLIAMS ADDRESSING POTENTIAL WCG OBLIGATION; MORE ASSET SALES PLANNED

TULSA-- Noting that the three major ratings agencies have maintained its credit ratings, Williams (NYSE:WMB) said today it is taking significant steps to address market concerns that have focused on potential obligations related to its former telecommunications subsidiary.

After meetings last week with Williams management, all three of the major ratings agencies - Moody's Investors Service, Fitch Ratings and Standard & Poor's - retained Williams' current credit status. While S&P added negative comments pending further review, it later said it would retract a portion of its opinion regarding the impact of Williams' stock price decline on bank borrowing.

"We are prepared to substantially expand our planned asset sale program and, if required, issue equity," said Steve Malcolm, president and chief executive officer, regarding Williams' commitment to address market concerns about the company's potential obligations related to Williams Communications (NYSE:WCG). "This is in addition to the major steps to enhance our balance sheet that we have already taken and will be pursuing.

"These actions will ensure that Williams retains adequate liquidity and appropriate debt and equity levels to support an investment-grade credit rating -- no matter the amount of our ultimate WCG exposure," he said, noting that the maximum exposure would not exceed the previously disclosed pre-tax $2.2 billion. "We also commit that the steps we are taking will offset any reduction in stockholders' equity created by losses resulting from recognizing these obligations."

Williams said last week that it is determining whether there will be a need to recognize a charge related to its guarantee of WCG obligations. To the extent that one is required, it will be recorded in the company's 2001 results as a loss from discontinued operations. Malcolm said quantifying the level of any potential WCG obligation is the only issue that remains to be resolved before Williams will report 2001 earnings.

Malcolm said Williams is planning to sell its large Midwest petroleum products pipeline and on-system terminals. A potential buyer would be Williams Energy Partners, L.P. (NYSE:WEG).

This sale would be in addition to, and more than double the cash proceeds from, the previously disclosed intention to sell non-core assets, Malcolm said.


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"Although we've heard concern expressed about the timing of any potential asset sales, since Jan. 1 we have signed agreements on $56 million in sales, and we believe we could complete the sale of our products pipeline before the end of the second quarter of this year," Malcolm said.

Williams already has taken these actions to fulfill the balance-sheet strengthening measures it announced in December:

* Raised $1.1 billion through the over-subscribed issuance of securities called FELINE PACS.

*  Reduced 2002 capital-spending budget by $1 billion.

* Made progress toward the goal of selling $250 million to $750 million in non-core assets in 2002.

*  Committed to at least $50 million in other expense reductions.

*  Began negotiations to remove the ratings triggers from existing debt.

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at www.williams.com.


CONTACT INFORMATION:
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
Jim Gipson (media relations)         Rick Rodekohr (investor relations)        Richard George (investor relations)
(918) 573-2111                       (918) 573-2087                            (918) 573-3679
jim.gipson@williams.com              rick.rodekohr@williams.com                richard.george@williams.com
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